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                                                            Number:      33-9030
                                                       CUSIP Number:   559376108

                                   FORM 12b-25

                      US SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           NOTIFICATION OF LATE FILING

                                   (Check One)

           (X) Form 10-K ( ) Form 11-K ( ) Form 20-F ( ) Form 10-Q
               ( ) Form N-SAR For Period Ended: December 31, 1998

                       ( ) Transition Report on Form 10-K
                       ( ) Transition Report on Form 20-F
                       ( ) Transition Report on Form 11-K
                       ( ) Transition Report on Form 10-Q
                       ( ) Transition Report on Form N-SAR
                       For the Transition Period Ended: N/A
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         Nothing in this Form shall be  construed  to imply that the  Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A

Part I - Registrant Information
--------------------------------
                  Full Name of Registrant:           Magnavision Corporation

                  Former Name of Registrant:         N/A
                                                     ------------------------
                  Address of Principal
                  Executive Officer (Street and Number):         1725 Highway 35
                                                                        Wall, NJ
                                                                           07719

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Part II - Rules 12b - 25 (b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25 (b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule 12b - 25 (c) has been attached if applicable.

Part III - Narrative

         State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

As of this date the Company has not received audited financial statements. The Company has been informed that the statement will be available before the end of March 1999 and the Company intends to file the subject Form 10-K on or before the fifteenth calendar day following the prescribed due date.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

         Jeffrey Haertlein                (732)                      449-1200
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         (Name)                       (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 12 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). (X) Yes ( ) No

         If so: attach an explanation of the explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.



                             MAGNAVISION CORPORATION
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 24, 1999                                           /S/
                                                         -----------------------
                                                         Jeffrey Haertlein
                                                         Vice President
                                                         Chief Financial Officer